NEWSRELEASE

NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, Wednesday, May 28, 2008

TechTeam Global Announces Organizational Realignment and Restructuring Actions

Plan Improves Operating Efficiency, Global Consistency and Profitability

SOUTHFIELD, MICHIGAN, May 28, 2008…TechTeam Global, Inc. (Nasdaq: TEAM), a worldwide provider of information technology (IT), enterprise support and business process outsourcing services, today announced corporate-wide organizational realignment and restructuring actions to improve the Company’s operating efficiency, achieve greater global consistency and drive improved financial performance.

The plan involves reorganizing many of the Company’s business functions from a regional model to a global structure and results in reductions in staff functions of approximately 60 people. As a result, the Company expects to incur a $3.0-3.5 million restructuring charge in the second quarter of 2008, at which point the Company expects to have completed the restructuring. The Company does not anticipate incurring a restructuring charge in future periods related to this plan.

“We have designed our organization structure to achieve greater operating efficiencies and agility on a global scale in a competitive environment where best practices must be quickly identified, shared and implemented globally. This plan will enable TechTeam to provide high quality service delivery and account management for our customers globally, while allowing us to improve our financial performance and invest strategically to expand our geographic presence, increase our depth of capabilities and improve our visibility in the market,” said Gary J. Cotshott, President and Chief Executive Officer of TechTeam Global, Inc.

“When I joined TechTeam in mid-February, one of my top priorities was to improve our operating efficiency and overall profitability, which while improved, remains below acceptable levels. Simultaneously, we wanted to re-invest on a targeted basis to support future growth, most notably in additional sales and marketing resources to drive demand. We will accomplish both objectives with this restructuring,” Cotshott added. “We have already begun executing these actions. The organizational changes and staff reductions will be completed in large part this week with full completion anticipated by the end of the second quarter. In addition to a more effective organization, we expect to deliver improved profitability, achieving operating margins in the range of 7-8% for the second half of this year, which is a significant improvement over our recent performance.”

Global Headquarters
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

European Headquarters
Zweefvliegtuigstraat 10 Rue du planneur - 1130 Brussels - Belgium • Telephone +32 2 620 20 20 • Fax +32 2 726 05 45
www.techteam.eu

Government Solutions Headquarters
3863 Centerview Drive, Suite 150, Chantilly, Virginia 20151 • Telephone (703) 956-8200 • Fax (703) 956-8201
www.techteam.com/governmentsolutions

NEWSRELEASE

Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its organizational realignment and restructuring actions at 4:30 p.m. EDT, Thursday, May 29, 2008. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-825-3354 (outside the United States, call +1-617-213-8063). When prompted, enter the passcode: 96125334. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:00 p.m. EDT, Thursday, May 29, 2008. This toll-free replay will be available through Thursday, June 12, 2008. To listen to the teleconference replay, call 1-888-286-8010 (outside the United States, call +1-617-801-6888). When prompted, enter the passcode: 26465135.

About TechTeam Global, Inc.
TechTeam Global, Inc. is a worldwide provider of information technology, enterprise support and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and medium-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions. For information about TechTeam Global, Inc. and its services, call 800-522-4451 from the United States or visit our Web sites at www.techteam.com and www.techteam.eu. TechTeam’s common stock is traded on the Nasdaq Global Market under the symbol “TEAM.”

Safe Harbor Statement
Certain statements contained herein, including statements regarding the impact of the Company’s corporate-wide organizational realignment — involving, among other things, a reduction in the Company’s workforce and an anticipated restructuring charge — on the Company’s financial performance, operating margins and profitability, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking matters may be identified by the use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, uncertainties regarding ability of the Company to complete the realignment timely and with limited impact to the Company’s service delivery, difficulties in obtaining new customers and retaining existing customers, difficulties in achieving expected expense reductions as a result of management initiatives, and those risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties described from time to time in the Company’s Reports on Form 10-K, 10-Q and 8-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.

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Contacts:

TechTeam Global, Inc. Chris Donohue VP, Global Strategy & Marketing 248-357-2866	TechTeam Global, Inc. Marc Lichtman VP, Chief Financial Officer and Treasurer 248-357-2866

Global Headquarters
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

European Headquarters
Zweefvliegtuigstraat 10 Rue du planneur - 1130 Brussels - Belgium • Telephone +32 2 620 20 20 • Fax +32 2 726 05 45
www.techteam.eu

Government Solutions Headquarters
3863 Centerview Drive, Suite 150, Chantilly, Virginia 20151 • Telephone (703) 956-8200 • Fax (703) 956-8201
www.techteam.com/governmentsolutions